Exhibit 5.2

[Letterhead of Bufete Robles Miaja, S.C.]

June 28, 2010

América Móvil, S.A.B. de C.V.

Lago Alberto 366

Colonia Anáhuac

11320 México, D.F.

Radiomóvil Dipsa, S.A. de C.V.

Lago Alberto 366

Colonia Anáhuac

11320 México, D.F.

Ladies and Gentlemen:

We have acted as special Mexican counsel for América Móvil, S.A.B. de C.V. (the “Company”), a corporation (sociedad anónima bursátil de capital variable) organized under the laws of the United Mexican States (“Mexico”), and Radiomóvil Dipsa, S.A. de C.V., a corporation (sociedad anónima de capital variable) organized under the laws of Mexico (the “Guarantor”), in connection with the Company’s offering pursuant to a registration statement on Form F-3ASR (No. 333-162217) (the “Registration Statement”) of €1,000,000,000 aggregate principal amount of its 3.75% Senior Notes due 2017 (the “2017 Euro Notes”), €750,000,000 aggregate principal amount of its 4.75% Senior Notes due 2022 (the “2022 Euro Notes”) and £650,000,000 aggregate principal amount of its 5.75% Senior Notes due 2030 (the “2030 Sterling Notes” and, together with the 2017 Euro Notes and the 2022 Euro Notes, the “Notes”) to be issued under an indenture, dated as of September 30, 2009 (the “Base Indenture”), as supplemented by the Fifth, Sixth and Seventh Supplemental Indentures, each dated as of June 28, 2010, relating to the Notes (the “Supplemental Indentures”), among the Company, the Guarantor, The Bank of New York Mellon, as Trustee, Security Registrar, Paying Agent and Transfer Agent, (the “Trustee”), and The Bank of New York Mellon (Luxembourg) S.A., as Luxembourg Paying Agent and Luxembourg Transfer Agent.

For purposes of rendering this opinion, we have examined (i) the Registration Statement, including the Base Indenture, which is incorporated by reference therein as an exhibit, (ii) the Supplemental Indentures, (iii) the global notes representing the Notes, (iv) the guarantees relating to the Notes (the “Guarantees”) (v) the

Bufete Robles Miaja, S.C.

América Móvil, S.A.B. de C.V.

Radiomóvil Dipsa, S.A. de C.V.

estatutos sociales (by-laws) of each of the Company and the Guarantor, and (vi) the corresponding corporate actions, and such other documents, records and matters of law as we have deemed necessary, and have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

Based upon and subject to the further assumptions and qualifications set forth below, we are of the opinion that:

(i)	Each of the 2017 Euro Notes, the 2022 Euro Notes and the 2030 Sterling Notes constitute valid and binding obligations of the Company, and

(ii)	the Guarantees constitute valid and binding obligations of the Guarantor.

This opinion is subject to the following qualifications:

(a) Enforcement may be limited or affected by concurso mercantil, bankruptcy, insolvency, liquidation, reorganization, moratorium and other similar laws of general application relating to or affecting the rights of creditors generally; among other things, interest on principal will not accrue after declaration of bankruptcy, and the obligations of any of the Company and the Guarantor in foreign currency shall be converted into Mexican currency at the rate of exchange published in the Diario Oficial de la Federación (Official Daily Gazette of the Federation) by Banco de México (the Central Bank of Mexico) in force on the date the declaration of concurso mercantil is made; such Mexican currency obligations shall then be converted into “Unidades de Inversión” or “UDIS” (inflation indexed units) at the rate of conversion published by Banco de México for such date, because the Notes are unsecured (“quirografario”) and therefore no senior status is granted thereto under Mexican law; also pursuant to the laws of Mexico, labor claims, claims of tax authorities for unpaid taxes will have priority over claims of the holders of the Notes and the Guarantees;

(b) We note that the payment of interest on interest may not be enforceable under Mexican law;

(c) We note that Article 1093 of the Mexican Commerce Code (Código de Comercio), provides that for a choice of jurisdiction to be valid under Mexican Law, such jurisdiction must relate to the domicile of one of the parties to the relevant agreement, to the place where the obligations under such agreement are to be fulfilled, or to the location of the relevant item; and

Bufete Robles Miaja, S.C.

América Móvil, S.A.B. de C.V.

Radiomóvil Dipsa, S.A. de C.V.

(d) In the event that proceedings are brought in Mexico seeking performance of the obligations of any of the Company and the Guarantor in Mexico, pursuant to Article 8 of the Mexican Monetary Law (Ley Monetaria de los Estados Unidos Mexicanos), the Company or the Guarantor, as the case may be, may discharge their obligations by paying any sums due in a currency other than Mexican currency, in Mexican currency at the rate of exchange fixed by Banco de México in Mexico for the date when payment is made.

In addition, we have assumed that the Company, the Guarantor and the Trustee have satisfied those legal requirements that are applicable to each of them under the law other than federal law of Mexico to the extent necessary to make the Base Indenture, the Notes and the Guarantees enforceable against each of them.

We express no opinion as to the laws of any jurisdiction other than Mexico and we have assumed that there is nothing in any other law that affects our opinion which is delivered based upon Mexican law applicable on the date hereof. In particular, we have made no independent investigation of the laws of the United States of America or any state or other political subdivision thereof or therein as a basis for the opinions stated herein and do not express or imply any opinion on or based on such laws. To the extent that the federal laws of the United States of America and the State of New York are relevant to our opinion set forth above, we have, without making any independent investigation with respect thereto, assumed the accuracy of, and our opinion is subject to the qualifications, assumptions and exceptions set forth in, the opinion, dated today, of Cleary Gottlieb Steen & Hamilton LLP, special United Stated counsel to the Company and the Guarantor.

We note that Rafael Robles Miaja, a partner of this firm, is currently the Pro-Secretary of the Board of Directors of the Company and formerly the Corporate Secretary of the Company, without being a member of the Board of Directors.

We hereby consent to the incorporation by reference of this opinion in the Registration Statement and to the reference to this firm in the prospectus constituting a part of the Registration Statement under the heading “Taxation” (with respect to Mexican federal taxes), “Validity of the Debt Securities” and “Enforceability of Civil Liabilities” in the Registration Statement. In giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term “expert” as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission issued thereunder.

Very truly yours,

/s/ BUFETE ROBLES MIAJA, S.C.
BUFETE ROBLES MIAJA, S.C.